AMENDMENT NO. 1 TO
------------------
PROSPECTUS SUPPLEMENT NO. 39, DATED DECEMBER 7, 1995               PURSUANT TO
----------------------------------------------------            RULE 424(B)(3)
(TO PROSPECTUS DATED OCTOBER 3, 1994)                      REG. NO. 33-54561

                              800,000 DEPOSITARY SHARES,
             4,000 SHARES OF $450 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                        AND
                          17,777,777 SHARES OF COMMON STOCK

                             AMERICAN EXPLORATION COMPANY

   The following beneficial owner of Depositary Shares has requested the Company to file a Prospectus Supplement identifying it as a Selling Securityholder. The information concerning such Selling Securityholder has been provided by such Selling Securityholder.

                                    NO. OF      NO. OF DEPOSITARY     % OF OUTSTANDING      % OF OUTSTANDING
   SELLING                        DEPOSITARY          SHARES          DEPOSITARY SHARES     DEPOSITARY SHARES
SECURITYHOLDER                   SHARES OWNED    THAT MAY BE SOLD         BEFORE SALE           AFTER SALE
--------------                   ------------    ----------------     -----------------     -----------------
Lavone Andrews
c/o Lida Neissani
PaineWebber, Inc.
1285 Avenue of the Americas
10th Floor
New York, NY 10019                   4,000              500                  0.50%               0.44%
                                    ------             ----                  ----                ----

   Total                             4,000              500                  0.50%               0.44%
                                    ======             ====                  ====                ====

   Additional Selling Securityholders or other information concerning the Selling Securityholder listed above may be set forth in subsequent Prospectus Supplements from time to time. As a result of such additional Prospectus Supplements, the total amount of Depositary Shares offered for the account of Selling Securityholders may increase further, up to a maximum of 800,000 Depositary Shares.